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                   PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                          1285 Avenue of the Americas
                         New York, New York 10019-6064



                                 March 11, 1997


Syratech Corporation
175 McClellan Highway
East Boston, Massachusetts 02128

Dear Sirs:

        We have acted as special tax counsel to Syratech Corporation (the "Company") in connection with the preparation and filing of the Proxy Statement/Prospectus (the "Proxy Statement") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, and the Securities Act of 1933, each as amended, in respect of the Restated Agreement and Plan of Merger, dated as of November 27, 1996, effective as of October 23, 1996, as amended on February 14, 1997, between the Company and THL Transaction I Corp. (collectively, the "Merger Agreement"). In this connection, we hereby confirm that the discussion set forth in the Proxy Statement under the caption "THE MERGER - Federal Income Tax Considerations" accurately describes the material United States federal income tax considerations generally applicable to the merger provided for in the Merger Agreement.

        We hereby consent to the filing of this letter as an Exhibit to the Proxy Statement.

        This opinion is rendered as of the date hereof based on the facts in existence on the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes, or any new developments, whether material or not material, which may be brought to our attention at a later date.

        We do not express any opinion herein concerning any law other than the federal law of the United States.

                                                 Very truly yours,

                                    /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON